Contact: John E. Reed
(413) 568-9571

FOR IMMEDIATE RELEASE

Westfield, MA (May 17, 2004)

Mestek today reported its first quarter 2004 results of operations:

MESTEK INC. (MCC) Three months ended March 31:	EARNINGS DIGEST 2004	2003
Revenues from continuing operations:	$ 93,604,000	$ 86,156,000
Net income before unusual items (Non-GAAP Financial Measure)	2,830,000	1,570,000
Less Environmental charges (net of tax)	173,000	728,000
Less Plant Shutdown expenses (net of tax)	265,000	---
Less Subsidiary Bankruptcy fees (net of tax)	2,719,000	---
Net income (loss) (GAAP Financial Measure)	($ 327,000)	$ 842,000
Basic earnings per share:
Net income before unusual items (Non-GAAP Financial Measure)	$ 0.32	$ 0.18
Less Environmental charges (net of tax)	(0.02)	(0.08)
Less Plant Shutdown expenses (net of tax)	(0.03)	---
Less Subsidiary Bankruptcy fees (net of tax)	(0.31)	---
Basic Earnings Per Share (GAAP Financial Measure)	($ 0.04)$	0.10
Basic weighted average shares outstanding	8,722,000	8,722,000
Diluted earnings per share:
Net income before unusual items (Non-GAAP Financial Measure)	$ 0.32	$ 0.18
Less Environmental charges (net of tax)	(0.02)	(0.08)
Less Plant Shutdown expenses ( net of tax)	(0.03)	---
Less Subsidiary Bankruptcy fees (net of tax)	(0.31)	---
Diluted Earnings per share (GAAP Financial Measure)	$ (0.04)$	0.10
Diluted weighted average shares outstanding	8,722,000	8,742,000

John E Reed, Chairman and CEO, indicated as follows:

        Net Income Before Unusual Items, (a “Non-GAAP Financial Measure”), represents the Company’s after tax earnings exclusive of items which the Company believes are unusual in nature. Management believes that the unusual items identified, while not necessarily “nonrecurring”, are sufficiently anomalous to warrant the presentation of a separate financial measure which allows investors to evaluate the Company’s performance exclusive of these items. The unusual items consist of (1) Environmental Charges incurred in the first quarter of 2004 relating to a release of pollutants by the Company’s Met-Coil subsidiary prior to the Company’s acquisition in 2000 of that subsidiary, (2) Plant Shutdown expenses relating to the shutdown and relocation of the Company’s Anemostat east business and (3) Subsidiary Bankruptcy fees relating to the Chapter 11 bankruptcy process undertaken by the Company’s Met-Coil subsidiary in connection with the resolution of various claims arising from the aforementioned release of pollutants.

        Net income before unusual items” was up substantially for the quarter ended March 31, 2004 reflecting improved results from the Company’s HVAC segment which has benefited from the consolidation of the formerly separate Anemostat and King Company operations. Net income was reduced for the quarter ended March 31, 2004 owing to the effects of the “unusual items ” mentioned above.